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                                                                (CITIGROUP LOGO)

FOR IMMEDIATE RELEASE
CITIGROUP INC. (NYSE SYMBOL: C)

MAY 12, 2004

            CITIGROUP TO ACQUIRE PRINCIPAL RESIDENTIAL MORTGAGE, INC.

         TRANSACTION ADDS SCALE TO CITIGROUP'S PRIME MORTGAGE FRANCHISE, ENHANCING ITS POSITION AS A LEADING MORTGAGE SERVICER AND PROVIDER

New York - Citigroup announced today that it will acquire Principal Residential Mortgage, Inc. ("PRMI"). Headquartered in Des Moines, Iowa, PRMI is one of the largest independent mortgage servicers in the United States. The company originates, purchases, sells and services home loans, consisting primarily of conventional, conforming, fixed-rate prime mortgages. It is owned by The Principal Financial Group.

The transaction includes approximately $6.9 billion in assets and also includes $137 million of franchise premium. It is expected to be accretive to Citigroup's 2004 earnings and is subject to customary regulatory approvals. The transaction is expected to close prior to year-end.

Carl Levinson, Chairman of CitiMortgage, Inc. ("CMI"), said, "The acquisition of PRMI strengthens CMI's position as a leading servicer and provider of residential mortgages and supports our stated objective to grow our servicing portfolio and customer base."

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Citigroup (NYSE: C), the preeminent global financial services company has some
200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at www.citigroup.com

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citigroup's filings with the Securities and Exchange Commission.

  Citigroup:
      Press:                      Steve Silverman (212) 793-0321
                                  Anita Gupta (212) 559-0297
      Investors:                  Sheri Ptashek (212) 559-2718
      Fixed Income Investors:     John Randel (212) 559-5091